VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of February 20, 2007, by and among KCPC Holdings, Inc., a Delaware (“Parent”), KCPC Acquisition, Inc., a Tennessee corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Edith Carell Johnson 2002 Marital Q-Tip Trust U/A Dtd 10-23-02 (“Shareholder”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub, and Central Parking Corporation, a Tennessee corporation (the “Company”), have entered into an Agreement and Plan of Merger (as it may be amended, supplemented, modified or waived from time to time the “Merger Agreement”), which provides, among other things, for the Merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth therein;

WHEREAS, Shareholder is the record owner of, and has the sole right to vote and dispose of, that number of shares of Company Common Stock set forth below Shareholder’s name on the signature page hereto (the “Owned Securities”) and is the Beneficial Owner of that number of shares of Company Common Stock set forth on Exhibit A attached hereto the (“Beneficially Owned Securities”);

WHEREAS, Shareholder acknowledges that Parent has agreed, subject to the conditions set forth in the Merger Agreement, to pay substantial consideration for the shares of Company Common Stock that are Beneficially Owned by Shareholder pursuant to the Merger and that payment of such consideration will inure to Shareholder’s best interests and Shareholder is, therefore, willing to execute this Agreement and abide by and be bound by the covenants and agreements contained herein; and

WHEREAS, as an inducement to Parent and Merger Sub entering into the Merger Agreement and incurring the obligations therein, Parent and Merger Sub have required that Shareholder enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I. CERTAIN DEFINITIONS

Section 1.1    Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 1.2	Other Definitions. For the purposes of this Agreement:

(a)            “Beneficial Owner” or “Beneficial Ownership” or “Beneficially Owned” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(b)	“Expiration Time” has the meaning set forth in Section 2.1.

(c)	“Owned Securities” has the meaning set forth in the Recitals.
(d)	“Permitted Transferee” has the meaning set forth in Section 2.3.

(e)          “Representative” means, with respect to any particular Person, any director, officer, employee, consultant, accountant, legal counsel, investment banker or other representative of such Person.

(f)           “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecate or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security.

II. AGREEMENT TO VOTE

Section 2.1        Agreement to Vote. Subject to the terms and conditions hereof, Shareholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (x) the Effective Time, (y) the termination of the Merger Agreement in accordance with its terms and (z) any reduction in the amount, or any change in the form, of the consideration to be paid to the shareholders pursuant to the Merger Agreement without the written consent of the Shareholder ( such earlier time, the “Expiration Time”), (i) at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s Shareholders, however called, or in connection with any written consent of the Company’s Shareholders (a “Shareholder Meeting”), Shareholder will vote, or cause to be voted (including by written consent, if applicable), all of such Shareholder’s Owned Securities and will use Shareholder’s reasonable best efforts to cause to be voted Shareholder’s Beneficially Owned Securities that are not Owned Securities (I) in favor of the approval of the Merger Agreement (whether or not recommended by the Board of Directors of the Company or any committee thereof) and the approval of the transactions contemplated thereby, including the Merger, (II) in favor of the approval of any other matter that is required by applicable Law or a Governmental Entity to be approved by the Shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (III) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the approval thereof or the consummation thereof, (IV) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Articles VI, VII or VIII of the Merger Agreement not being fulfilled, and (V) against any other action that would reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement, which would materially and adversely affect the Company or Parent or their respective abilities to consummate the transactions contemplated by the Merger Agreement prior to the Termination Date and (ii) at any Shareholder Meeting, Shareholder will (x) appear at such meeting or otherwise cause its Owned Securities, and will use Shareholder’s reasonable best efforts to cause Shareholder’s Beneficially Owned Securities that are not Owned Securities, to be present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any and (y) vote, or cause to be voted (including by written consent) all of the Shareholder’s Owned Securities, and will use Shareholder’s reasonable best efforts to cause to be voted Shareholder’s Beneficially Owned Securities that are not Owned Securities, against (A) any Acquisition Proposal and (B) any extraordinary dividend by the Company or change in the capital structure of the Company in each case except for the Merger Agreement.

Section 2.2        Additional Equity Securities. Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Equity Securities with respect to which Beneficial Ownership is acquired by Shareholder, if any, after the date hereof and before the Expiration Time. Any such Equity Securities shall automatically become subject to the terms of this Agreement as though owned by Shareholder as of the date hereof and shall be deemed to be Owned Securities.

Section 2.3        Restrictions on Transfer, Etc. Shareholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer any Owned Securities or Beneficially Owned Securities, other than any Transfer to members of Shareholder’s immediate family or a family trust of Shareholder (each a “Permitted Transferee”), but only if, in each case, prior to the effectiveness of the Transfer, the Permitted Transferee of such Owned Securities or Beneficially Owned Securities agrees in writing to be bound by the terms hereof (or an agreement that is substantively identical to this Agreement) and notice of such Transfer, including the name and address of the Permitted Transferee, is delivered to Parent pursuant to Section 6.1 hereof; provided that Transfers to minor children shall be to their legal custodians who have the capacity and authority to be bound by the terms hereof on behalf of such minor children; and provided, further, that Shareholder shall remain liable for the breaches of any Permitted Transferees of the terms hereof, (ii) tender any Owned Securities or Beneficially Owned Securities into any tender or exchange offer or (iii) grant any proxy with respect to the Owned Securities or Beneficially Owned Securities, deposit the Owned Securities or Beneficially Owned Securities into a voting trust, enter into a voting agreement with respect to any of the Owned Securities or Beneficially Owned Securities or otherwise restrict the ability of Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Shareholder further agrees to authorize and request Parent and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Securities or Beneficially Owned Securities (other than in respect of Transfers expressly permitted by this Section 2.3) and that this Agreement places limits on the voting of the Owned Securities or Beneficially Owned Securities.

Section 2.4        Proxies. Shareholder hereby revokes any and all previous proxies granted with respect to its Owned Securities or Beneficially Owned Securities. By entering into this Agreement, subject to the last sentence of this Section 2.4, Shareholder hereby grants a proxy appointing the President of Parent or any other officer of Parent designated for such purpose by the Board of Directors of Parent, as Shareholder’s attorney-in-fact and proxy, for and in Shareholder’s name, to be counted as present, vote, express consent or dissent with respect to its Owned Securities solely on the matters set forth in, and in the manner contemplated by, Section 2.1. The proxy granted by Shareholder pursuant to this Section 2.4 is, subject to the last sentence of this Section 2.4, irrevocable and is coupled with an interest, in accordance with

Section 48-17-203(d) of the Tennessee Business Corporation Act, and is granted in order to secure Shareholder’s performance under this Agreement and also in consideration of Parent entering into this Agreement and the Merger Agreement. If Shareholder fails for any reason to be counted as present, consent or vote the Owned Securities in accordance with the requirements of Section 2.1 above (or anticipatorily breaches such section), then Parent shall have the right to cause to be present, consent or vote Shareholder’s Owned Securities in accordance with the provisions of Section 2.1. The proxy granted by Shareholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1        Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as of the date of this Agreement, as of the date of any Shareholder Meeting (and as of the date of any adjournment or postponement thereof) and as of the date of the execution of any written Shareholder consent or any proxy permitted under this Agreement or consented to by Parent, as follows:

(a)          Shareholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder enforceable by Parent against Shareholder in accordance with its terms.

(b)          Shareholder is the record and Beneficial Owner, free and clear of any Liens (other than those arising under this Agreement) of the Owned Securities and, except as provided in this Agreement, has full and unrestricted power to dispose of and vote all of the Owned Securities without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, the Owned Securities or Beneficially Owned Securities. The Owned Securities and Beneficially Owned Securities set forth on Exhibit A constitute all of the capital stock of the Company that is Beneficially Owned by Shareholder as of the date hereof, and other than as may be reflected on Exhibit A, Shareholder does not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Securities or any Convertible Securities.

(c)          Other than the filing by Shareholder of any reports with the SEC required by Section 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by Shareholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or Contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets (including the Owned Securities) may be bound,

(iii) violates any Order or Law applicable to Shareholder or any of Shareholder’s properties or assets (including the Owned Securities), or (iv) results in an Encumbrance upon any of Shareholder’s properties or assets (including the Owned Securities or Beneficially Owned Securities).

IV. ADDITIONAL COVENANTS OF SHAREHOLDER

Section 4.1        Disclosure. Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, including the Proxy Statement, Shareholder’s identity and ownership of the Owned Securities or Beneficially Owned Securities and the nature of Shareholder’s obligation under this Agreement, provided that Shareholder is provided with a reasonable opportunity to review and comment on such disclosure.

Section 4.2        Non-Interference; Further Assurances. Shareholder agrees that prior to the termination of this Agreement, Shareholder shall not take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by Shareholder of its obligations under this Agreement. Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.3        No Solicitation. Subject to Section 6.13, the Shareholder agrees and covenants that the Shareholder :

(a)          shall (x) immediately cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any Acquisition Proposal, other than the Merger and (y) notify the Parent immediately if any Person makes any proposal, offer, inquiry or contact with Shareholder with respect to any of the foregoing (whether solicited or unsolicited); and

(b)          shall not, and shall direct and use its reasonable best efforts to cause the Representatives of the Shareholder not to, directly or indirectly, (i) initiate, solicit, entertain, encourage or facilitate (including by way of furnishing information) an Acquisition Proposal, (ii) enter into, consider, continue or otherwise participate in or pursue in any manner any discussions or negotiations regarding, or provide any confidential information or data to any person relating to, an Acquisition Proposal, knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

Section 4.4        No Knowledge of Claims. The Shareholder acknowledges that as of the date hereof, the Shareholder has no knowledge of any facts or circumstances that would form the basis of any claim (including claims by any third party against the Shareholder for which the Shareholder would be entitled to indemnification from the Company) by the Shareholder against the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Shareholder is not waiving the Shareholder’s right to bring any such claims, including any rights and claims that Shareholder has had, now has or might now have against the Company or any of its Subsidiaries including (a) rights and claims arising from or in connection with the Merger Agreement, (b) rights and claims for indemnification to the extent Shareholder is entitled to be indemnified by the Company or any of its Subsidiaries under their respective organizational documents, (c) rights or claims under the Employment Agreement dated December 13, 2004, as amended, the Revised Deferred Compensation Agreement dated December 14, 2004, as amended, (d) any and all other rights and claims for payment of accrued and unpaid wages and compensation earned by the Shareholder and/or coverage to which the Shareholder may be entitled under the Plans, and (e) any rights and claims arising from any agreement between the Shareholder and the Company or any of its Subsidiaries which may be entered into with the Parent or the Surviving Corporation at or following the Closing.

V. TERMINATION

Section 5.1        Termination. This Agreement will terminate without further action at the Expiration Time.

Section 5.2        Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 4.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach of this Agreement prior to the time of termination.

VI. GENERAL

Section 6.1        Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to Shareholder, to the address set forth below its name on the signature page hereto, and (ii) if to Parent or Merger Sub, in accordance with Section 10.1 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in accordance with this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in accordance with this Section 6.1 and confirmation of receipt is received by the sender.

Section 6.2        No Third Party Beneficiaries, Etc. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement, or to make Shareholder responsible for any of the Company’s obligations under the Merger Agreement.

Section 6.3        Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Tennessee.

Section 6.4        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement.

Section 6.5        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

Section 6.6        Interpretation. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement, unless otherwise stated.

Section 6.7        Amendments. This Agreement, and the terms and provisions of this Agreement, may be modified, waived or amended only by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision). The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 6.8        Fees and Expenses. Each party shall be responsible for and shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement, whether the Merger is or is not consummated.

Section 6.9        Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement

Section 6.10      Counterparts; Effectiveness; Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective against the parties that have executed and delivered the Agreement when one or more counterparts have been signed by each party hereto.

Section 6.11      Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.12      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13      Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder solely in such Shareholder’s capacity as the Beneficial Owner of such Shareholder’s Owned Securities and nothing in this Agreement restricts or limits any action taken by such Shareholder in its capacity as a director or officer of the Company or any of its Affiliates and the taking of any actions (or failure to act) in its capacity as an officer or director of the Company, or any of its Affiliates, will not be deemed to constitute a breach of this Agreement, regardless of the circumstances thereto.

[Remainder of page intentionally left blank. Signature Page Follows.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first written above.

KCPC HOLDINGS, INC.

By: /s/ Seth H. Hollander

Name: Seth H. Hollander

Title: Vice President

KCPC ACQUISITION, INC.

By: /s/ Seth H. Hollander

Name: Seth H. Hollander

Title: Vice President

SHAREHOLDER:

EDITH CARELL JOHNSON 2002 MARITAL

Q-TIP TRUST U/A DTD 10-23-02

By	/s/ Julia Carell Stadler

Name: Julia Carell Stadler, Successor Co-Trustee

By	/s/ Kathryn Carell Brown

Name: Kathryn Carell Brown, Successor Co-Trustee

Owned Securities:

44,773 shares of common stock

EXHIBIT A

Beneficially Owned Securities

None other than the Owned Securities listed on the signature page hereto.